UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Filed by a Party other than the Registrant [ ]

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[ ]  Preliminary  Proxy  Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[ ]  Definitive  Proxy  Statement

[ ]  Definitive  Additional  Materials

[X]  Soliciting  Material  Pursuant  to  Sec.240.14a-12


                      ADAIR INTERNATIONAL OIL AND GAS, INC.
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADAIR INTERNATIONAL OIL & GAS, INC. ANNOUNCES INFORMATION RELATING TO THE
UPCOMING SHAREHOLDERS MEETING.

John W. Adair, Chairman and Chief Executive Officer of Adair International Oil & Gas, Inc. (AIGI.OB) announced today additional information relating to the upcoming shareholders. The Board of Directors of ADAIR is involved in a proxy contest with a group of former employees.

The Board of Directors of ADAIR delayed the annual meeting from July 15, 2002 until July 26, 2002 to allow for the solicitation of proxies and the return of a greater percentage of the vote from our shareholders. The meeting will be held on Friday, July 26, 2002 at 9:00 a.m. Houston, Texas time, in the Chase Center Auditorium (Downtown), 610 Travis, Houston, Texas 77002. New Proxy Materials, including a BLUE proxy card to vote for the management of ADAIR will be sent to the Shareholders on or before the week of July 22, 2002.

THE BOARD RECOMMENDS THAT YOU DISCARD THE GOLD PROXY CARD SENT TO YOU BY THE SCORE GROUP FOR THE FOLLOWING REASONS:

- The SCORE Group is led by Mr. Richard W. Boyce, a former employee who resigned under threat of being terminated by the company.

- Mr. Richard W. Boyce, a nominee by the SCORE Group for election to the Board of Directors, is a party adverse to the Corporation in litigation relating to the Sabatain Block 20, Yemen Republic and could not represent the Corporation's interest in such litigation.

- Mr. Richard W. Boyce, a nominee by the SCORE Group, is a defendant in litigation filed by the Corporation relating to his activities while he was an employee of the Corporation and could not represent the Corporation's interest in such litigation.

- Mr. Boyce led an unsuccessful proxy fight during the previous shareholders meeting held on June 15, 2001 where the present management of John W. Adair and Jalal Alghani received approximately 97% of the votes.


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-     All the projects the company presently has under development including the
600 MW Teayawa Energy Center with CALPINE in Southern California, Block 20 Exploration Block in the Republic of Yemen and the Cogeneration/Sugar Refinery with ARKEL were initiated by the present management.

"YOUR VOTE IS IMPORTANT, Carefully read the information in these Proxy
Materials before making any decision regarding your vote. We recommend that you sign and return the enclosed NEW BLUE proxy card as soon as possible in the prepaid envelope provided. In the event that your shares are held in a brokerage account or by a nominee, return the proxy card included with these Proxy Materials to the brokerage account with your instructions to vote", stated Mr. John W. Adair, Chairman and Chief Executive Officer.

The board of directors of Adair International Oil and Gas Inc. consists of Messrs. John W. Adair and Jalal Alghani. Mr. Adair is the chairman of the board and chief executive officer of Adair and owns 11,315,101 shares (7.72%) of Adair common stock. Mr. Alghani is the chief financial officer of Adair and owns 12,244.005 shares (8.35%) of Adair common stock. The board of directors and senior executives of Adair (including Messrs. Adair and Alghani) will seek proxies from the shareholders of Adair to re-elect the current members of the board of directors and Dr. John Eftekhar. Shareholders of Adair should read the Adair International Oil and Gas Inc. Proxy Statement when it becomes available because it contains important information regarding the election of directors. The Adair International Oil and Gas Inc. Proxy Statement and other relevant information are available free at the Securities and Exchange Commission Web site at www.sec.gov.


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